                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           GOLDEN STATE BANCORP INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                           Golden State Bancorp Inc.
                                135 Main Street
                            San Francisco, CA 94105

                                                                  April 7, 2000

Dear Stockholder:

   I am pleased to invite you to attend the Annual Meeting of Stockholders of Golden State Bancorp Inc. ("Golden State"), the indirect holding company for California Federal Bank, A Federal Savings Bank on Monday, May 15, 2000. We will hold the meeting at 10:00 a.m. at the Fairmont Hotel, located at 950 Mason Street, San Francisco, California.

   On the page following this letter you will find the Notice of Meeting which lists the matters to be considered at the Annual Meeting. Following the Notice of Meeting is the Proxy Statement, which describes the matters listed in the Notice of Meeting. The matters to be voted upon include the election of directors and ratification of the appointment of independent auditors. Also enclosed you will find your proxy card, which allows you to vote on these matters, Golden State's Summary Annual Report and Golden State's Annual Report on Form 10-K.

   Your vote is very important, regardless of the amount of stock you own. Please complete and sign each proxy card you receive and return it as soon as possible in the postage-paid envelope provided, even if you currently plan to attend the Annual Meeting. Sending in your proxy card will not prevent you from voting in person, but will assure that your vote is counted if you become unable to attend the meeting.

   The rest of the Board and I look forward to seeing you at the meeting. Whether or not you can attend, we also greatly appreciate your cooperation in returning the proxy card and encourage you to vote today.

                                           Sincerely,

                                           /s/ Gerald J. Ford
                                           Gerald J. Ford
                                           Chairman of the Board

   IMPORTANT: If your Golden State stock is held in the name of a brokerage firm or nominee, only it can execute a proxy on your behalf. To ensure that your stock is voted, we urge you to follow the voting instructions provided to you by such firm or nominee with this proxy statement or to telephone the individual responsible for your account today and obtain instructions on how to direct him or her to execute a proxy.

                           Golden State Bancorp Inc.
                                135 Main Street
                            San Francisco, CA 94105

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To be held on May 15, 2000

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Golden State Bancorp Inc. will be held at the Fairmont Hotel, located at 950 Mason Street, San Francisco, California, on Monday, May 15, 2000, at 10:00 a.m., Pacific Time. The purposes of the meeting are as follows:

    1. To elect five directors for terms expiring at the 2003 Annual Meeting of Stockholders,

    2. To ratify the appointment of KPMG LLP as Golden State's independent auditors for the year ending December 31, 2000, and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof and may properly be acted upon.

   The Board of Directors has selected March 27, 2000 as the record date for the Annual Meeting. Only those stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

                                          By order of the Board of Directors
                                                /s/ Vanessa L. Washington

                                          Vanessa L. Washington
                                          Secretary

San Francisco, California
April 7, 2000

                           Golden State Bancorp Inc.
                                135 Main Street
                            San Francisco, CA 94105

                               ----------------

                                PROXY STATEMENT

                         VOTING AT THE ANNUAL MEETING

   The Board of Directors of Golden State Bancorp Inc. ("Golden State" or the "Company") is soliciting proxies for use at the Annual Meeting of Stockholders of Golden State to be held on May 15, 2000, and at any postponements or adjournments thereof. The approximate date of mailing of this Proxy Statement is April 7, 2000. Golden State is the indirect holding company for California Federal Bank, A Federal Savings Bank ("California Federal").

   Record Date. The Board of Directors of Golden State has selected March 27, 2000 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the only class of stock outstanding and entitled to vote at the meeting was Golden State's common stock, of which 122,462,936 shares were issued and outstanding.

   Counting of Votes. The holders of common stock entitled to vote at the Annual Meeting will have one vote per share on all matters to come before the Annual Meeting other than the election of directors, which may be cumulatively voted as described below. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted for a vote of the stockholders. If a broker indicates on its proxy that the broker does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

   Cumulative Voting. Stockholders will be entitled to cumulate their votes with respect to the election of directors. Cumulative voting entitles each stockholder to give one candidate as many votes as the number of directors to be elected multiplied by the number of shares held by such stockholder or to distribute such votes on the same principle among any number of candidates. The election of directors will require the affirmative vote of a plurality of the shares of common stock voting in person or by proxy at the Annual Meeting. The proxy enclosed with this proxy statement grants discretionary authority to cumulate votes in such manner as the proxy holders deem appropriate. If a stockholder withholds his or her vote for any individual nominee in the manner instructed on the proxy card, the stockholder's votes will be voted for the remaining nominees in such manner as the proxy holders determine.

   Voting of Proxies. All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no contrary instructions are given, such proxies will be voted FOR the election of each of the nominees for election as directors named, or as many thereof as may be elected with the proxies received and FOR ratification of the appointment of KPMG LLP as Golden State's independent auditors for the year ending December 31, 2000. Any stockholder has the power to revoke his or her proxy at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of Golden State (which notice may be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person.

   Solicitation Costs. Golden State will pay the cost of this solicitation. To the extent necessary, proxies may be solicited by personnel of Golden State in person, by telephone or through other forms of communication. Golden State personnel who participate in this solicitation will not receive any additional compensation for such solicitation. Golden State will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred in doing so.

   PROPOSAL ONE--ELECTION OF DIRECTORS

   Golden State's Certificate of Incorporation and Bylaws provide, with certain exceptions, that the authorized number of directors shall be not fewer than five and not more than fifteen, with the exact number of directors to be fixed from time to time by Golden State's Board of Directors. Golden State's Certificate of Incorporation and Bylaws also provide that the Board of Directors shall be divided into three classes, with the members of each class to be elected for terms of three years and with one of the three classes of directors to be elected each year.

   The Board of Directors presently consists of fifteen directors, five of whose terms will expire at the Annual Meeting. The Board of Directors has nominated for re-election the five directors whose terms expire at the Annual
Meeting: Paul M. Bass, Jr., George W. Bramblett, Jr., John F. Kooken, Thomas
S. Sayles and Carl B. Webb. If elected, Messrs. Bass, Bramblett, Kooken, Sayles and Webb would serve as directors with terms to expire at the Company's Annual Meeting in the year 2003 or upon election of their successors. Each of the nominees has indicated his willingness to serve if elected. If any nominee becomes unable to serve, the proxies solicited hereby will be voted for the election of such other person or persons as the Board of Directors may select.

   THE BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED THE ELECTION OF MESSRS. BASS, BRAMBLETT, KOOKEN, SAYLES AND WEBB AS DIRECTORS OF GOLDEN STATE.

   The following table sets forth the names of and certain information with respect to the five persons nominated by the Board of Directors for election as directors of Golden State at the Annual Meeting and each other director of Golden State who will continue to serve as a director after the Annual Meeting.

                              Director   Term           Positions Currently
Nominees for Director     Age Since(1) Expiring        Held with Golden State
---------------------     --- -------- -------- ------------------------------------
Paul M. Bass, Jr.
 (2)(3)(5)..............   64   1998     2000   Director
George W. Bramblett, Jr.
 (2)(3)(5)..............   59   1998     2000   Director
John F. Kooken (2)(6)...   68   1992     2000   Director
Thomas S. Sayles (6)....   49   1997     2000   Director
Carl B. Webb (4)(5).....   50   1998     2000   President, Chief Operating
                                                Officer and Director
Continuing Directors
--------------------
Brian P. Dempsey (6)....   62   1991     2001   Director
Gerald J. Ford (4)(5)...   55   1994     2001   Chairman of the Board,
                                                Chief Executive Officer and Director
Howard Gittis (4)(5)....   66   1994     2001   Director
John F. King (3)(4)(6)..   67   1994     2002   Director
Gabrielle K. McDonald      57   1998     2002   Director
 (2)(3).................
John A. Moran...........   68   1999     2002   Director
Ronald O. Perelman......   57   1994     2001   Director
B. M. Rankin, Jr. ......   70   1999     2002   Director
Robert Setrakian........   76   1998     2002   Director
Cora M. Tellez (6)......   50   1997     2001   Director

--------
(1) For Messrs. Ford, Gittis and Perelman, the date given includes service as a director of First Nationwide (Parent) Holdings Inc., the former indirect holding company for California Federal that was merged into Golden State on September 11, 1998. For Messrs. Dempsey, King, and Kooken, the date given includes service as a director of Glendale Federal Bank, Federal Savings Bank ("Glendale Federal") prior to the formation in 1997 of Golden State as the holding company for Glendale Federal.

(2) Member of the Audit Committee, of which Mr. Bass is Chair.

(3) Member of the Compensation Committee, of which Mr. Bass is Chair. Mr. Bramblett was a member until January 25, 2000, and Ms. McDonald became a member on January 25, 2000.

(4) Member of the Executive Committee, of which Mr. Ford is Chair.

(5) Member of the Cal Fed Goodwill Litigation Committee, of which Mr. Ford is Chair.

(6) Member of the Glendale Goodwill Litigation Committee, of which Mr. Sayles is Chair.

Nominees for Director

   Mr. Bass has been Vice Chairman and a Director of First Southwest Company, a privately held investment banking firm, since 1995 and has been affiliated with First Southwest Company since 1989. Mr. Bass is a Director and Chairman of the Audit Committee of California Federal and of Keystone Consolidated Industries, Director and Chairman of MACC Private Equities and of MorAmerica Capital Corp. and Director of Comp X International. Mr. Bass also serves as Chairman of Zale-Lipshy University Hospital and Chairman of Southwestern Medical Foundation.

   Mr. Bramblett has been associated with the law firm of Haynes & Boone since 1973 and is currently a Partner and a member of its Executive Committee. Mr. Bramblett is a Director of California Federal, Vice-Chairman of the Board of Trustees of the Baylor Oral Health Foundation and Trustee of the Southwestern Medical Foundation.

   Mr. Kooken retired as Vice Chairman and Chief Financial Officer of Security Pacific Corporation, the holding company for Security Pacific National Bank, in 1992 after 32 years with the company. Mr. Kooken is also a Director of California Federal and Pacific Gulf Properties, Inc. and the Chairman of the Board of Directors of Huntington Memorial Hospital.

   Mr. Sayles has been Vice President, Government and Community Affairs for Sempra Energy, an energy services holding company, since 1998. Mr. Sayles was Senior Vice President, Consumer Markets of Energy Pacific, a joint venture between Pacific Enterprises and Enova Corporation from January 1997 to 1998 and Vice President of Pacific Enterprises from January 1994 to 1998. Mr. Sayles is also a Director of California Federal.

   Mr. Webb has been President and Chief Operating Officer of Golden State since 1998, of California Federal and its predecessors since 1988, and of California Federal Preferred Capital Corporation, a subsidiary of California Federal ("Preferred Capital Corporation"), since 1996. Mr. Webb has also been President and Chief Operating Officer of Golden State's direct subsidiary, Golden State Holdings Inc. ("Golden State Holdings") since 1998. Mr. Webb is a Director of Golden State Holdings, California Federal and its subsidiaries, Preferred Capital Corporation and First Nationwide Mortgage Corporation ("FNMC").

Continuing Directors

   Mr. Dempsey has been Vice Chairman and a Director of Continental Savings Bank, headquartered in Seattle, Washington, since September 1996. From January 1995 until September 1996, Mr. Dempsey was the President of Dempsey & Associates, a financial services consulting firm. From 1961 until January 1995, Mr. Dempsey was an officer of University Savings Bank, becoming its Chief Executive Officer in 1984 and its Chairman in 1989. Mr. Dempsey is also a Director of California Federal.

   Mr. Ford has been Chairman of the Board and Chief Executive Officer of Golden State since 1998 and of California Federal and its predecessors since 1988. Mr. Ford has also been Chairman of the Board and Chief Executive Officer of Golden State Holdings since 1998 and of Preferred Capital Corporation since 1996. Mr. Ford is Chairman of the Board of FNMC and Chairman of the Board and Chief Executive Officer of Liberte Investors Inc. Mr. Ford is also a Director of Freeport-McMoRan Copper & Gold Co. and McMoRan Exploration Co.

   Mr. Gittis has been Vice Chairman and Chief Administrative Officer of Mafco Holdings Inc. ("Mafco Holdings"), MacAndrews & Forbes Holdings Inc. ("MacAndrews & Forbes") and several of their affiliates since 1985. Mr. Gittis is a Director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"): Jones Apparel Group, Inc., Loral Space and Communications, Ltd., Golden State Holdings, M&F Worldwide Corp. ("MFW"), Panavision Inc., Revlon, Inc.

("Revlon"), Revlon Consumer Products Corporation ("Products Corporation"), REV Holdings Inc. ("REV Holdings") and Sunbeam Corporation.

   Mr. King has served as President and Chief Executive Officer of Weingart Center Association, a nonprofit association whose goal is to help break the cycle of the homeless, since 1996. Mr. King is a former Vice Chairman of Crocker National Bank and a former Chairman of the Board of First Interstate Bank of California. Mr. King is a Director of California Federal, Ameron International, Inc. and Kilroy Realty Finance, Inc., a wholly owned subsidiary of Kilroy Realty Corporation. Mr. King also serves as a Trustee of the University of Southern California and of the California Hospital Center Foundation, as a Director of the National Institute of Transplantation Foundation and is the founding Chairperson of Kidspace.

   Ms. McDonald served as a Judge on the International Criminal Tribunal for the former Yugoslavia from 1993 to 1999 and was also a Professor of Law at the Thurgood Marshall School of Law of Texas Southern University. Prior to that time, Ms. McDonald was an attorney in private practice and served as a United States District Court Judge for the Southern District of Texas. Ms. McDonald is a Director of California Federal, Freeport-McMoRan Copper and Gold Co. and McMoRan Exploration Co.

   Mr. Moran was Chairman of the Board of the Dyson-Kissner-Moran Corporation, a diversified holding company, from 1984 until his retirement in 1993. Mr. Moran joined Dyson-Kissner-Moran Corporation as a Vice President in 1967 and became Executive Vice President in 1974 and President and Chief Executive Officer in 1975. He is a Director of California Federal and is also a Director of Bessemer Securities Corporation and a manager of Bessemer Securities LLC, both of which are registered diversified savings and loan holding companies by virtue of their indirect ownership of shares in USB, Inc., the parent company of Universal Savings Bank, F.A. Mr. Moran is also a member of the National Advisory Council of the University of Utah and a Director of the John A. Moran Eye Center at the University of Utah.

   Mr. Perelman has been Chairman of the Board and Chief Executive Officer of Mafco Holdings, MacAndrews & Forbes and several of their affiliates since 1980. Mr. Perelman is also Chairman of the Executive Committee of the Board of MFW and is Chairman of the Board of Revlon, Products Corporation and Panavision Inc. Mr. Perelman is a Director of the following corporations which file reports pursuant to the Exchange Act: Golden State Holdings, MFW, Panavision Inc., Products Corporation, Revlon and REV Holdings. (On December 27, 1996, Marvel Entertainment Group, Marvel (Parent) Holdings Inc., Marvel Holdings Inc. and Marvel III Holdings Inc., of which Mr. Perelman was a Director on such date, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code).

   Mr. Rankin has been a private investor and independent oil operator for over twenty years. He is a Director of California Federal, Freeport-McMoRan Copper and Gold Co. and McMoRan Exploration Co. Mr. Rankin is also a Director of the US Oil and Gas Association and a Director and Executive Committee member of DALENPAC. He is a Trustee of the Sigma Phi Epsilon Fraternity Educational Foundation, a member of the University of Texas at Austin College of Business Administration Advisory Council, and a member of the Board of Visitors of the University Cancer Foundation of the University of Texas M.D. Anderson Hospital Cancer Center.

   Mr. Setrakian has been the Chairman and President of the William Saroyan Foundation (the "Foundation") since 1981. Organized in 1966 by the author William Saroyan, the Foundation's goal is to maintain and protect the Literary Collection, now permanently housed at Stanford University, and to make it available for scholarly research and educational purposes. Mr. Setrakian is the former Chairman and President of Mid-State Horticultural Company and is also a former Chairman and member of the Board of Governors of the United States Postal Service, former Commissioner of the Federal Maritime Commission, former Chairman and Chief Executive Officer of the California Growers Winery, Inc. and former Chairman and founder of the National Bank of Agriculture. He also serves as a Director of California Federal.

   Ms. Tellez has been Chief Executive Officer and President of Health Net, a California health care company, since November 1998. From July 1997 to September 1998, she was President and Chairman of the Board of Prudential Health Care of California, Inc. and from June 1994 until June 1997 she was a Senior Vice President of Blue Shield of California. She is a Director of California Federal, California Association of Health Plans, Holy Names College, the Institute for the Future, S. H. Cowell Foundation and Asian Community Mental Health Services. She is also a member of the Advisory Panel of the University of San Francisco's School of Dentistry.

Meetings and Committees

   Golden State's Board of Directors met seven times in 2000. Golden State has five standing committees: Audit, Compensation, Executive, Cal Fed Goodwill Litigation and Glendale Goodwill Litigation.

   The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent auditors. During 1999, this Committee met four times.

   The Compensation Committee reviews and approves compensation for Messrs. Ford, Webb and other executive officers and reviews compensation of all officers of its subsidiaries, other than those of California Federal, which has its own Compensation Committee. During 1999, this Committee met four times.

   The Executive Committee, which, with certain exceptions, may exercise the authority of the Board of Directors when the Board is not in session, did not meet in 1999.

   The Cal Fed Goodwill Litigation Committee is vested with the powers and rights of the Board of Directors with respect to all matters related to the action titled California Federal Bank, A Federal Savings Bank v. United States of America, Civil Action No. 92-138C, U.S. Court of Federal Claims (the "California Federal Goodwill Litigation") and the Contingent Litigation Recovery Participation Interests ("CALGZs") and the Secondary Contingent Litigation Recovery Participation Interests ("CALGLs"). During 1999, this Committee met four times.

   The Glendale Goodwill Litigation Committee is vested with the powers and rights of the Board of Directors with respect to all matters related to the action titled Glendale Federal Bank, F.S.B. v. United States of America, Civil Action No. 90-772C, U.S. Court of Federal Claims (the "Glendale Goodwill Litigation") and the Litigation Tracking Warrants(TM). During 1999, this Committee met four times.

   Due to her position as President of the International Criminal Tribunal for the former Yugoslavia that ended in November 1999, Ms. McDonald attended fewer than 75% of the board and committee meetings of which she was entitled to attend in 1999.

   The Board of Directors of Golden State acts as the Nominating Committee of Golden State and evaluates and nominates individuals for election as directors of Golden State. The Bylaws of Golden State provide that nominations of candidates for election as directors may be made (i) by, or at the direction of, a majority of the Board of Directors or (ii) by any stockholder entitled to vote at the Annual Meeting who complies with the notice procedures set forth in the Golden State Bylaws. Nominations, other than those made by, or at the direction of, the Board of Directors, must be delivered to, or mailed and received at, the principal executive offices of Golden State, addressed to the Secretary of Golden State, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, regardless of any postponements or adjournments of that meeting to a later date. To be in proper form, the notice to the Secretary must set forth for each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Additionally, the stockholder giving the notice must provide: (i) his or her name and record address, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the stockholder, (iii) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder, (iv) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to
Section 14 of the Exchange Act. Last, the notice must be accompanied by a letter signed by each proposed nominee, consenting to being named as a nominee and to serve as a director if elected. The Board of Directors may reject any nomination by a stockholder that is not timely made in accordance with the Bylaw provisions.

                BENEFICIAL OWNERSHIP OF GOLDEN STATE SECURITIES

By Directors and Management

   Common Stock of Golden State. The following table sets forth information as of February 29, 2000, concerning the shares of Golden State common stock beneficially owned by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of Golden State as a group.

                                               Amount and Nature of Percent of
 Title of Class Name of Beneficial Owner       Beneficial Ownership   Class
 -------------- ------------------------       -------------------- ----------
 Common         Paul M. Bass, Jr.............            5,000(1)         *
 Common         George W. Bramblett, Jr......            1,200            *
 Common         Brian P. Dempsey.............           35,500(2)         *
 Common         Christie S. Flanagan.........           16,381(3)         *
 Common         Gerald J. Ford...............       17,708,902(4)     14.36%
 Common         Howard Gittis................           10,000            *
 Common         John F. King.................           25,300(5)         *
 Common         Scott A. Kisting.............           84,742(6)         *
 Common         John F. Kooken...............           38,404(7)         *
 Common         Gabrielle K. McDonald........              680            *
 Common         John A. Moran................            5,000(8)         *
 Common         Ronald O. Perelman...........       45,499,525(9)     37.15%
 Common         B. M. Rankin, Jr.............          31,000(10)         *
 Common         Thomas S. Sayles.............           5,100(11)         *
 Common         Robert Setrakian.............           7,000(12)         *
 Common         James R. Staff...............            9,381(3)         *
 Common         Cora M. Tellez...............           5,280(11)         *
 Common         Carl B. Webb.................          72,974(13)         *
                All directors and executive
                officers as a group (30
 Common         persons).....................      63,920,826(14)     51.67%

--------
  * Less than one percent of the outstanding shares in each case.
 (1) Shares are held in an IRA, over which Mr. Bass has sole voting and investment power.
 (2) Voting and investment power are shared as to 500 shares. Includes options to acquire 35,000 shares.
 (3) Includes 9,381 restricted shares of common stock.
 (4) Includes 42,120 restricted shares of common stock owned by Mr. Ford. Also includes 16,763,782 shares of common stock and 903,000 warrants, each immediately exercisable for one share of common stock and one Litigation Tracking Warrant, all owned by Hunter's Glen/Ford, Ltd. Mr. Ford and a corporate entity controlled by Mr. Ford are the general partners of Hunter's Glen/Ford, Ltd. Accordingly, Mr. Ford may be deemed to be the beneficial owner of all of the shares of common stock owned by Hunter's Glen/Ford, Ltd.

 (5) Includes options to acquire 25,000 shares. Mr. King's options are held by a family trust of which he is a trustee.
 (6) Includes 58,816 restricted shares of common stock.
 (7) Includes options to acquire 25,000 shares. 10,904 of Mr. Kooken's shares are held jointly with his spouse.
 (8) Shares are held in an IRA over which Mr. Moran has sole voting and investment power.
 (9) Represents shares of common stock owned by GSB Investments Corp. Mr. Perelman is the indirect beneficial owner of all of the outstanding capital stock of GSB Investments Corp. Accordingly, Mr. Perelman may be deemed to be the beneficial owner of all of the shares of common stock owned by GSB Investments Corp. The shares of common stock owned by GSB Investments Corp. and the capital stock of any intermediate holding companies affiliated with Mafco Holdings are or may be from time to time pledged to secure obligations of Mafco Holdings and its affiliates.
(10) Includes 1,000 shares as to which Mr. Rankin has shared investment authority and 20,000 shares held by Rankin Interests Limited Partnership, the sole general partner of which is controlled by Mr. Rankin. Accordingly, Mr. Rankin may be deemed to be the beneficial owner of all of the shares of common stock owned by Rankin Interests Limited Partnership.
(11) Includes options to acquire 5,000 shares.
(12) Shares are held by Robert Setrakian as trustee of the Robert Setrakian 1987 Trust under agreement dated 11/30/87.
(13) Includes 22,974 restricted shares of common stock.
(14) Includes an aggregate 335,000 shares which the directors and executive officers have the power to acquire pursuant to outstanding options granted under the former Golden State Stock Option and Long-Term Performance Incentive Plan. Includes 187,835 restricted shares granted to executive officers pursuant to the Golden State Bancorp Inc. Omnibus Stock Plan. Also includes 78,404 shares as to which voting and investment power are shared and 27,220 shares invested in the Common Stock Fund of California Federal's 401(k) Plan over which the trustee for the plan has sole voting authority and shared investment authority.

   Litigation Tracking Warrants(TM) of Golden State. The following table sets forth information as of February 29, 2000 concerning the number of Litigation Tracking Warrants(TM) of Golden State (sometimes referred to as "LTWs") beneficially owned by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of Golden State as a group.

                                                Amount and Nature    Percent of
 Title of Class  Name of Beneficial Owner    of Beneficial Ownership   Class
 --------------  ------------------------    ----------------------- ----------
      LTW       Paul M. Bass, Jr..........                  0              *
      LTW       George W. Bramblett, Jr...                  0              *
      LTW       Brian P. Dempsey..........             35,500(1)           *
      LTW       Christie S. Flanagan......              7,000              *
      LTW       Gerald J. Ford............          1,903,000(2)        2.59%
      LTW       Howard Gittis.............                  0              *
      LTW       John F. King..............             25,300(3)           *
      LTW       Scott A. Kisting..........                  0              *
      LTW       John F. Kooken............             38,404(4)           *
      LTW       Gabrielle K. McDonald.....                  0              *
      LTW       John A. Moran.............                  0              *
      LTW       Ronald O. Perelman........                  0              *
      LTW       B. M. Rankin, Jr..........                  0              *
      LTW       Thomas S. Sayles..........              5,000(5)           *
      LTW       Robert Setrakian..........                  0              *
      LTW       James R. Staff............                  0              *
      LTW       Cora M. Tellez............              5,000(5)           *
      LTW       Carl B. Webb..............                  0              *
      LTW       All directors and
                executive officers as a
                group (30 persons)........          2,351,204(6)        3.19%

--------

*  Less than one percent of the outstanding LTWs in each case.
(1) Includes options to acquire 35,000 LTWs. Investment power is shared as to 500 LTWs.
(2) Includes 1,000,000 LTWs purchased and held of record by Turtle Creek Revocable Trust, a revocable trust organized under the laws of the State of Texas of which Gerald J. Ford is the sole grantor and trustee. Accordingly, Mr. Ford may be deemed to be the beneficial owner of all of the LTWs owned by Turtle Creek Revocable Trust. Also includes 903,000 warrants purchased and held of record by Hunter's Glen/Ford, Ltd., each immediately exercisable for one share of common stock and one LTW. Mr. Ford and a corporate entity controlled by Mr. Ford are the general partners of Hunter's Glen/Ford, Ltd. Accordingly, Mr. Ford may be deemed to be the beneficial owner of all of the LTWs owned by Hunter's Glen/Ford, Ltd.
(3) Includes options to acquire 25,000 LTWs. Mr. King's options are held by a family trust of which he is a trustee.
(4) Includes options to acquire 25,000 LTWs. 10,904 of Mr. Kooken's LTWs are held jointly with his spouse.
(5) Includes options to acquire 5,000 LTWs.
(6) Includes an aggregate of 335,000 LTWs which the directors and executive officers have the power to acquire pursuant to outstanding options granted under the former Golden State Stock Option and Long-Term Performance Incentive Plan. Also includes 128,404 LTWs as to which investment power is shared.

By Others

   Common Stock of Golden State. Except as set forth below, management knows of no person, other than the persons disclosed in the "By Directors and Management" section above, who is the beneficial owner of more than 5% of the outstanding shares of common stock.

Name and Address                                Amount and Nature    Percent of
of Beneficial Owner                          of Beneficial Ownership   Class
-------------------                          ----------------------- ----------
Wallace R. Weitz & Company .................        6,956,500(1)        5.5%(1)
One Pacific Place, Suite 600
1125 South 103 Street
Omaha, Nebraska 68124-6008

--------
(1) Amount and nature of beneficial ownership and percent of class are taken from a Schedule 13G dated February 4, 2000 filed pursuant to the Exchange Act which states that Wallace R. Weitz & Company has sole voting power and investment discretion over 6,956,500 shares.

   Litigation Tracking Warrants(TM). Golden State is not aware of any person who is the beneficial owner of more than 5% of the outstanding LTWs.

            BENEFICIAL OWNERSHIP OF INDIRECT SUBSIDIARY SECURITIES

   The following table sets forth information as of February 29, 2000, concerning the shares of 9 1/8% Noncumulative Exchangeable Preferred Stock, Series A ("Preferred") of Preferred Capital Corporation beneficially owned by each director, by each executive officer named in the Summary Compensation Table and all directors and executive officers of Golden State as a group. Preferred Capital Corporation is an indirect subsidiary of Golden State.

 Title of                                      Amount and Nature    Percent of
   Class       Name of Beneficial Owner     of Beneficial Ownership   Class
 --------      ------------------------     ----------------------- ----------
 Preferred Paul M. Bass, Jr...............               0               *
 Preferred George W. Bramblett, Jr........               0               *
 Preferred Brian P. Dempsey...............               0               *
 Preferred Christie S. Flanagan...........           4,440(1)            *
 Preferred Gerald J. Ford.................           8,000(1)            *
 Preferred Howard Gittis..................               0               *
 Preferred John F. King...................               0               *
 Preferred Scott A. Kisting...............               0               *
 Preferred John F. Kooken.................               0               *
 Preferred Gabrielle K. McDonald..........               0               *
 Preferred John A. Moran..................               0               *
 Preferred Ronald O. Perelman.............               0               *
 Preferred B. M. Rankin, Jr...............               0               *
 Preferred Thomas S. Sayles...............               0               *
 Preferred Robert Setrakian...............               0               *
 Preferred James R. Staff.................           8,000(1)            *
 Preferred Cora M. Tellez.................               0               *
 Preferred Carl B. Webb...................          12,000               *
 Preferred All directors and executive
           officers as a group (30
           persons).......................          41,240(2)            *

--------
*  Less than one percent of the outstanding shares in each case.
(1) Shares are held in an IRA.
(2) Includes 3,000 shares as to which investment power is shared.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires directors and officers of the Company and persons who own more than 10% of any class of equity securities of the Company registered under such Act to file with the Securities and Exchange Commission, the New York Stock Exchange and the Company initial reports of ownership and reports of changes in ownership of such securities. Based solely upon a review of such reports filed with the Company and a review of representation letters from the directors and officers of the Company that no Form 5 under such Act was required to be filed by them in respect of 1999, the Company believes that all such reports for 1999 were timely filed by such directors and officers.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

   The following table summarizes the compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for services rendered in all capacities to the Company and/or its subsidiaries.

                          Summary Compensation Table

                                                                              Long-Term
                                         Annual Compensation             Compensation Awards
                                 ------------------------------------  -----------------------
                                                                       Restricted  Securities
                                                        Other Annual      Share    Underlying     All Other
                                  Salary   Bonus (1)  Compensation (2) Awards (3) Options/SARs Compensation (4)
                                 --------- ---------  ---------------  ---------- ------------ ---------------
Names & Principal Position  Year    ($)       ($)           ($)           ($)         (#)            ($)
--------------------------  ---- --------- ---------  ---------------  ---------- ------------ ---------------
Gerald J. Ford...........   1999 2,200,000 1,375,913      449,636        589,677    225,000         64,232
 Chief Executive Officer    1998 2,000,000   600,000      303,470              0          0         97,152
                            1997 1,500,000   375,000      194,150              0          0         71,197


Carl B. Webb (5).........   1999 1,200,000   750,498       71,316        321,636    185,000        199,920
 Chief Operating Officer    1998 1,200,000 1,344,550       60,948              0          0         74,734
 and President              1997   900,000 1,117,500        1,637              0          0         96,617


Scott A. Kisting (6).....   1999   800,000   500,332            0      1,187,737    100,000         49,852
 Executive Vice President   1998   266,668   225,000       55,132              0          0         29,596
 and Director, Consumer
 and Business Banking


Christie S. Flanagan
 (5).....................   1999   700,000   366,453        4,197        131,337     36,000         51,092
 Executive Vice President   1998   700,000   734,650        1,549              0          0        126,691
 and General Counsel        1997   700,000   727,500          833              0          0         55,856


James R. Staff (5).......   1999   700,000   306,453        3,791        131,337     50,000         44,320
 Executive Vice President   1998   700,000   757,175        1,566              0          0        122,179
 and Chief Financial
  Advisor                   1997   650,000   736,250          780              0          0         53,559

--------

(1) Bonus includes (i) cash amount of the 1999 performance-based annual incentive bonus paid in January 2000 under the Executive Compensation Plan and (ii) amounts awarded with respect to California Federal's annual net income pursuant to the Deferred Executive Compensation Plan of $944,550, $559,650 and $557,175 for Messrs. Webb, Flanagan and Staff, respectively, in 1998, and $742,500, $577,500 and $536,250 for Messrs. Webb, Flanagan,
    and Staff, respectively, in 1997. Amounts awarded in 1997 and 1998 under the Deferred Executive Compensation Plan were paid in 1998 in connection with the termination of this plan. The terms of the Executive Compensation Plan are described in the "Report of the Compensation Committee on Executive Compensation."
(2) Other Annual Compensation includes amounts (i) reimbursed for payment of taxes for all named executives except Mr. Kisting, (ii) paid by the Company for personal use of airplanes by Messrs. Ford and Webb in the amounts of $292,835 and $39,645, respectively, in 1999 and in the amounts of $215,142 and $37,970, respectively, in 1998 and by Mr. Ford in the amount of $187,730 in 1997, (iii) club membership fees for Mr. Ford in the amount of $142,969 in 1999 which included a one-time initiation fee of $100,800 and in the amount of $79,533 in 1998, which included a one-time initiation fee of $50,000, and (iv) relocation expenses for Mr. Kisting in the amount of $51,205 in 1998. None of the other named executives had perquisites or personal benefits that exceeded $50,000.
(3) Represents the dollar value on the date of grant (January 24, 2000) of 42,120, 22,974, 15,316, 9,381 and 9,381 restricted shares of the Company's common stock awarded to Messrs. Ford, Webb, Kisting, Flanagan and Staff, respectively, in addition to the cash amount of the 1999 annual incentive bonus paid under the Executive Compensation Plan described in footnote (1) above. These restricted shares vest in two equal installments on the first two anniversaries of the grant date, have full voting rights and are eligible for any dividends paid by the Company at the same rate paid to all stockholders.

   For Mr. Kisting, the amount also represents the dollar value on the date of grant (July 18, 1999) of 43,500 restricted shares of the Company's common stock awarded pursuant to his employment agreement. These restricted shares vest in two equal installments on the first two anniversaries of the grant date, have full voting rights and are eligible for any dividends paid by the Company at the same rate paid to all stockholders. On December 31, 1999, Mr. Kisting was the only named officer who owned restricted shares. At that date, Mr. Kisting owned 43,500 shares, and the market value of those shares based on the closing price of common shares on December 31, 1999 was $750,375.
(4) All Other Compensation includes:
  (i) California Federal's contributions to the 401(k) plan of $9,086 in 1999, respectively, for each of Messrs. Ford, Webb, Kisting, Flanagan and Staff,
  (ii) California Federal's contribution to the Supplemental Employees' Investment Plan for Messrs. Ford, Webb, Kisting, Flanagan and Staff, respectively, in the amounts of $50,914, $188,138, $39,914, $36,514 and $32,913 in 1999,
  (iii) premiums on group term life insurance paid by California Federal for Messrs. Ford, Webb, Kisting, Flanagan and Staff, respectively, in the amounts of $1,416, $528, $852, $2,196 and $852 in 1999 and
  (iv) premiums on split-dollar life insurance paid by California Federal for Messrs. Ford, Webb, Flanagan and Staff, respectively, in the amounts of $2,816, $2,168, $3,296 and $1,469 in 1999.
(5) Does not include payments made by First Nationwide Holdings Inc., which merged into Golden State Holdings in 1998, under its long-term management incentive plan to Messrs. Webb, Flanagan and Staff in the amounts of $15 million, $4 million and $4 million, respectively, for 1998.
(6) Mr. Kisting became an Executive Vice President of the Company on September 1, 1998.

Stock Option Grants

   The following table sets forth information concerning the grants of stock options in 1999. There were no grants of freestanding SARs in 1999.

                           OPTION/SAR GRANTS IN 1999

                                      Individual Grants (1)
                         ------------------------------------------------
                          Number of    Percent of
                          Securities     Total
                          Underlying  Options/SARs                         Grant Date
                         Options/SARs  Granted to  Exercise or            Present Value
                           Granted    Employees in  Base Price Expiration      (2)
          Name                (#)     Fiscal Year     ($/SH)      Date          $
          ----           ------------ ------------ ----------- ---------- -------------
Gerald J. Ford..........   225,000       16.64%       23.50    5/17/2009    2,801,250
Carl B. Webb............   185,000       13.68%       23.50    5/17/2009    2,303,250
Scott A. Kisting........   100,000        7.40%       23.50    5/17/2009    1,245,000
Christie S. Flanagan....    36,000        2.66%       23.50    5/17/2009      448,200
James R. Staff..........    50,000        3.70%       23.50    5/17/2009      622,500

(1) The material terms of the options are as follows: (i) all options are non-qualified, were granted on May 18, 1999 and become exercisable in three equal annual installments on the first three anniversaries of the grant date; (ii) the option exercise price equals the fair market value of a common share on the date of grant; (iii) the options include tax withholding rights, which permit the option holder to elect to have shares withheld to satisfy tax withholding requirements; (iv) the option holder may pay the option exercise price by tendering Company common shares previously acquired by the option holder; and (v) the vesting of the options is accelerated and the options continue to be exercisable following termination of employment under certain circumstances as provided in the executive's employment agreement. See "Employment Contracts, Termination of Employment and Change in Control."

(2) Present value determinations were made using the Black-Scholes option pricing model. There is no assurance that any value realized by optionees will be at or near the value estimated by the Black-Scholes model. The estimated present values under that model are based on a seven-year holding period, as opposed to the ten-year term of the options, and on the following assumptions with respect to volatility and the risk-free rate, forfeiture percentage and dividend yield. Based upon the daily closing price of the Company's common stock, and Glendale Federal's common stock prior to the Company becoming Glendale Federal's holding company on July 24, 1997, for the five-year period immediately preceding the grant date of May 18, 1999, the model uses annualized volatility of 41.3%. For the risk-free rate, the model uses the yield on a seven-year treasury note of 5.60% interpolated from the interest rates of five year and ten year treasury rates obtained from the Bloomberg Service. For the forfeiture percentage, the model uses 5%. For the dividend yield, the model uses zero.

Stock Option Exercises and Year End Option Values

   The following table sets forth information concerning the 1999 year end stock option values. There were no stock option or SAR exercises in 1999 by any of the named executive officers.

                  AGGREGATED OPTION/SAR EXERCISES IN 1999 AND
                          YEAR-END OPTION/SAR VALUES

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                   Options/SARs At      In-The-Money Options/SARs
                           Shares                  Fiscal Year-End       At Fiscal Year-End (1)
                         Acquired On  Value              (#)                       ($)
                          Exercise   Realized ------------------------- -------------------------
          Name               (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Gerald J. Ford..........       0         0          0        225,000          0            0
Carl B. Webb............       0         0          0        185,000          0            0
Scott A. Kisting........       0         0          0        100,000          0            0
Christie S. Flanagan....       0         0          0         36,000          0            0
James R. Staff..........       0         0          0         50,000          0            0

--------
(1) An option is "in-the-money" if the market value of the common stock exceeds the exercise price. The market value of the Company's common stock on December 31, 1999 was $17.25, which was less than the $23.50 option exercise price.

Long-Term Incentive Plan Awards

   The following table sets forth information concerning long-term incentive plan awards made in 1999.

                   LONG-TERM INCENTIVE PLANS--AWARDS IN 1999

                         Number of Shares(1) Performance Or Other Period Until
          Name                   (#)               Maturation Or Payout
          ----           ------------------- ---------------------------------
Gerald J. Ford (2)......          --                  1/1/99-12/31/01
Carl B. Webb (3)........          --                  1/1/99-12/31/01
Scott A. Kisting (4)....          --                  1/1/99-12/31/01
Christie S. Flanagan
 (5)....................          --                  1/1/99-12/31/01
James R. Staff (5)......          --                  1/1/99-12/31/01

--------
(1) Awards are paid in the form of cash but up to 50% of any award may be paid in restricted shares of the Company's common stock pursuant to the Golden State Bancorp Inc. Omnibus Stock Plan. Actual payouts, if any, will be determined by a non-discretionary formula that measures the performance of the Company's common stock price over a three year period from January 1, 1999 through December 31, 2001 (the

    "Performance Period"). The plan provides for a target award equal to a percentage of the executive's annual salary if the 30-day average stock price at the end of the Performance Period equals $35 per share. For Messrs. Ford and Webb, the target award will be based upon their respective annual salaries at the time of the grant in 1999. For the other named executives, the award will be based upon their respective annual salaries at the end of the Performance Period. The payouts range from 50% of the target award if the stock price reaches a threshold price of $32 per share to 150% of the target award if the stock price ends at or above $40 per share. No awards will be paid if the stock price is less than $32 per share. These awards are also discussed in the "Report of the Compensation Committee Report on Executive Compensation."
(2) The award is undeterminable at this time but hypothetical awards based upon the formula and Mr. Ford's 1999 annual salary are as follows: (i) if the target stock price is achieved, a target award equal to 50% of his annual salary or $1,100,000, (ii) if the threshold stock price is achieved, 50% of his target award or $550,000 and (iii) if the maximum target stock price is achieved, $1,650,000 or 150% of his target award.
(3) The award is undeterminable at this time but hypothetical awards based upon the formula and Mr. Webb's 1999 annual salary are as follows: (i) if the target stock price is achieved, a target award equal to 50% of his annual salary or $600,000, (ii) if the threshold stock price is achieved, 50% of his target award or $300,000 and (iii) if the maximum target stock price is achieved, $900,000 or 150% of his target award.
(4) The award is undeterminable at this time but hypothetical awards based upon the formula and Mr. Kisting's current annual salary are as follows:
    (i) if the target stock price is achieved, a target award equal to 35% of his annual salary or $280,000, (ii) if the threshold stock price is achieved, 50% of his target award or $140,000 and (iii) if the maximum target stock price is achieved, 150% of his target award or $390,000. Does not include a long-term incentive cash payment in the amount of $4,000,000 to be paid to Mr. Kisting on March 31, 2003 if California Federal achieves certain performance criteria established annually by the Compensation Committee during a performance period from 1999 to 2002.
(5) The awards are undeterminable at this time but hypothetical awards based upon the formula and the executive's current annual salary are as follows:
    (i) if the target stock price is achieved, a target award equal to 35% of his annual salary or $245,000, (ii) if the threshold stock price is achieved, 50% of the target award or $122,500 and (iii) if the maximum target stock price is achieved, 150% of the target award or $367,500.

Compensation of Directors

    Annual Fees and Meeting Fees. Each director of Golden State who is not an officer of the Company, or any of its subsidiaries, or of MacAndrews & Forbes, or any of its subsidiaries (an "Outside Director"), is paid an annual retainer of $30,000. Each Outside Director is also paid $1,500 for each meeting of the Board of Directors of Golden State attended and $750 for each Golden State committee meeting attended. Each Outside Director who chairs a standing committee of the Board of Directors is also paid an annual retainer of $4,000.

    Stock Options. Outside Directors receive annual grants of stock options to purchase 4,000 shares of common stock pursuant to the Golden State Bancorp Inc. Omnibus Stock Plan.

Employment Contracts, Termination of Employment and Change in Control

    Ford Agreements. Mr. Ford previously entered into an employment agreement with California Federal (the "1999 Employment Agreement") calling for his continued employment by California Federal in his current executive capacity with an annual base salary of $1,000,000 and certain other benefits, which was in effect until December 31, 1999. Mr. Ford also previously entered into a consulting agreement with Golden State Management Inc. ("GS Management") providing for the payment to his affiliate of annual consulting fees of $2,200,000 in 1999 and certain other related expenses. The consulting agreement further provided that the annual consulting fees to be paid by GS Management during any calendar year were reduced by the base salary paid by California Federal to Mr. Ford during such calendar year.

   Effective January 1, 2000, Mr. Ford entered into a new employment agreement with California Federal, which superseded and replaced Mr. Ford's 1999 Employment Agreement and the consulting agreement. Mr. Ford's current employment agreement calls for his continued employment by California Federal in his current executive capacity with an annual base salary of $1,000,000, subject to adjustment by California Federal. The agreement has a termination date of December 31, 2002 and is automatically renewed for one year terms unless California Federal or Mr. Ford provides notice not to renew. Mr. Ford's agreement also provides for, among other things, an insurance policy on the life of Mr. Ford in an amount equal to three times his base salary. Additionally, if the agreement is terminated (a) by California Federal without "cause" or by Mr. Ford for "good reason" (each as defined in the employment agreement) prior to the scheduled termination date, or (b) by California Federal without "cause" or by Mr. Ford for any reason within 24 months following a change of control, the agreement provides for: (i) a cash payment equal to three times Mr. Ford's base salary and annual incentive bonus as calculated under the agreement, (ii) medical and other benefits for a period of three years and (iii) the immediate vesting of all outstanding stock options, restricted stock, SARs and deferred compensation payments which will then be exercisable for three years from the date of termination, subject to certain restrictions (collectively, the "Termination Payments").

   Executive Employment Agreements. Messrs. Webb and Staff previously entered into employment agreements with California Federal calling for their continued employment by California Federal in their current executive capacities, with annual base salaries of $1,200,000 and $700,000 respectively, and certain other benefits, which were in effect until December 31, 1999.

   Effective January 1, 2000, Messrs. Webb and Staff entered into new employment agreements with California Federal calling for their continued employment by California Federal in their current executive capacities. Both agreements have a termination date of December 31, 2002, and are automatically renewed for one year terms unless notice not to renew is provided by California Federal or the executive. The annual base salaries payable by California Federal to Messrs. Webb and Staff are $1,000,000 and $700,000, respectively, which are subject to adjustment by California Federal. The agreements also provide for, among other things, an insurance policy on the life of the insured in an amount equal to 2.4 times the base salary payable by California Federal for Mr. Webb and double the base salary payable by California Federal for Mr. Staff. Additionally, Messrs. Webb and Staff are each entitled to Termination Payments under the circumstances described above in the section on Mr. Ford's employment agreement.

   Messrs. Kisting and Flanagan have also entered into employment agreements with California Federal calling for their continued employment in their current executive capacities, which are substantially similar in terms to Mr. Staff's employment agreement except as follows. Both agreements have a termination date of July 31, 2002 and are automatically renewed for one year terms unless notice not to renew is provided by either California Federal or the executive. The agreements provide for annual base salaries payable by California Federal to Messrs. Kisting and Flanagan in the amounts of $800,000 and $700,000, respectively. Messrs. Kisting and Flanagan are entitled to the Termination Payments described above in the section on Mr. Ford's employment agreement in the event the executive's agreement is terminated prior to the termination date by California Federal without "cause" or by the executive for "good reason" (each as defined in the employment agreements). In addition, if the executive is terminated without "cause" within 24 months following a change of control, the executive is entitled to receive the Termination Payments and a cash amount in lieu of shares issuable upon exercise of his stock options equal to the aggregate spread between the exercise prices of all options held by the executive and the highest price per share actually paid in connection with such change of control. Mr. Flanagan's agreement also provides for a one time renewal payment of $60,000. Mr. Kisting's agreement provides for the award of 43,500 shares of restricted stock which were granted in 1999 and are shown in the "Summary Compensation Table" and an initial award of 100,000 stock options which were also granted in 1999 and are shown in the "Option/SARs Grants in 1999" table. Mr. Kisting's agreement also provides for an additional grant of 100,000 options which were awarded on January 24, 2000 and for a long-term incentive payment of $4,000,000 to be paid on March 31, 2003, provided California Federal achieves certain performance criteria established annually by the Compensation Committee during a performance period from 1999 to 2002.

   Change of Control Provision in Incentive Plan. The Deferred Executive Compensation Plan (the "DECP") of California Federal provided for certain payments to participants in the DECP for annual incentives and in the event of a change of control of California Federal. The annual incentive feature of the DECP was terminated in 1998 upon the consummation of the merger of California Federal and Glendale Federal, and all amounts were paid out as shown in the "Summary Compensation Table." No payment was made under the change of control provision because the Compensation Committee of California Federal determined that the merger of California Federal and Glendale Federal was not a change of control within the meaning of the DECP. California Federal subsequently entered into a replacement change of control agreement in 1999 with the former participants in the DECP, including Messrs. Webb, Flanagan and Staff, so that amounts that would have been payable under the change of control provisions of the DECP would be paid to the former participants in the DECP who remain employed by California Federal upon the earlier to occur of (1) a change of control of California Federal subsequent to September 11, 1998 or (2) December 31, 2002. The amounts payable to Messrs. Webb, Flanagan and Staff are $1,500,000, $875,000 and $875,000, respectively, under the change of control agreement.

Compensation Committee Interlocks and Insider Participation

   During 1999, Director Bramblett served as one of the three members of the Compensation Committee of the Company. Mr. Bramblett is a partner of Haynes & Boone, a law firm based in Dallas, Texas that provides certain legal services to the Company and its subsidiaries. During 1999, the amounts paid by the Company and its subsidiaries to Haynes & Boone did not exceed 5% of the firm's gross revenues for its last fiscal year. The Company has also retained Haynes & Boone to provide certain legal services for the Company and/or its subsidiaries in 2000.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Issuance of Additional Shares to GSB Investments Corp. and to Hunter's Glen/Ford, Ltd.

   On September 11, 1998 (the "Merger Date"), California Federal became an indirect subsidiary of Golden State pursuant to an agreement and plan of reorganization (the "Reorganization Plan") that provided in part that affiliates of Messrs. Perelman and Ford would be entitled to receive from Golden State additional shares of Golden State common stock under certain contingencies, including the use by Golden State of certain net operating loss carryforwards of California Federal and of the two holding companies that were its immediate parents on the Merger Date, First Nationwide (Parent) Holdings Inc. ("Parent Holdings") and First Nationwide Holdings Inc. ("First Nationwide Holdings"), and the realization of certain other tax benefits relating to the assets and liabilities of Golden State and Parent Holdings (collectively, the "Benefits"). The Reorganization Plan contains a limitation that payments for Benefits in any given year need not be made in Golden State common stock to the extent that the aggregate payments for Benefits exceed $100 million times the number of years measured from 1998 until the year such Benefits are paid. The amount of any payment for Benefits that exceeds this limitation carries forward and becomes a payment in the succeeding year. The Benefits for 1998 totaled $102,665,485 (the "1998 Benefits"), which based upon the formula provided in the Reorganization Plan, converted into 5,687,996 shares of Golden State common stock. On January 21, 1999 Golden State issued 4,432,255 shares of common stock to GSB Investments Corp. ("GSB Investments"), a company controlled by Mr. Perelman, and 1,108,064 shares of common stock to Hunter's Glen/Ford Ltd. ("Hunter's Glen"), a limited partnership controlled by Mr. Ford. The remaining 1998 Benefits of 147,677 shares are expected to be paid to GSB Investments and Hunter's Glen in 2000.

   Management believes that GSB Investments and Hunter's Glen will be entitled to additional shares of Golden State common stock for Benefits in 1999 ("1999 Benefits"). The amount to be paid by Golden State for the 1999 Benefits will not be finally determinable until the filing of the 1999 consolidated tax return as provided in the Reorganization Plan. Management currently estimates the 1999 Benefits to be 5,329,626 shares valued at $109.7 million, based upon the formula provided in the Reorganization Plan.

Other Relationships and Transactions with Mafco Holdings and its Subsidiaries

   Affiliate Services Agreement. The Company and Mafco Holdings entered into an Agreement for Provision of Services dated January 1, 1999 whereby the Company compensates Mafco Holdings for certain services that have been and continue to be provided by Mafco Holdings for the benefit of the Company, including the provision of office facilities and services, public relations, legal services, security services and legislative services (the "Services"). The Services are provided for a fee of $125,000 per month. The aggregate amount paid by the Company for the Services in 1999 was $1,500,000.

   Intercompany Cost Sharing Arrangements. The Company and its subsidiaries are insured under policies maintained by Mafco Holdings, and the Company and its subsidiaries reimburse Mafco Holdings for the portion of the cost of such policies attributable to coverage of the Company and its subsidiaries. The amount paid for such policies during 1999 was $1,084,385. California Federal and its subsidiaries also use certain consultants retained by Mafco Holdings, and California Federal reimburses Mafco Holdings for the portion of the cost of the consultants' services attributable to work performed for the benefit of California Federal and its subsidiaries. The amount paid for such services during 1999 was $3,136. The Company, from time to time, also uses certain assets owned by Mafco Holdings, including business aircraft. The amount paid related to such use in 1999 was $201,000.

   Sale of Sole Membership in GSB LLC to the Company. On February 5, 1999, the Company, purchased from RGI Group Incorporated, a wholly owned indirect subsidiary of Mafco Holdings, the sole membership (the "Membership") in GSB Aviation (Two) LLC ("GSB LLC") for $1,599,633. GSB LLC's sole asset consisted of a lease with an unaffiliated lessor dated May 1994 (the "Business Jet Lease") of a British Aerospace Hawker Business Jet (the "Business Jet") which included an option to purchase the Business Jet at a price based upon a percentage of the lessor's capitalized costs of the Business Jet (the "Lease Option Price"), which as of the date of the Membership purchase was approximately $2,850,370, and which Business Jet had a fair market value of $4,485,000 as established by an independent appraisal by Universal Jet Trading dated October 30, 1998. GSB LLC had no liabilities on the date of purchase. RGI assumed responsibility for the Business Jet Lease on or about September 1, 1997 from a former affiliate of Mafco Holdings by agreeing to pay the rental costs and other payments required to be paid under the Business Jet Lease. The Business Jet Lease was assigned to GSB LLC immediately prior to the Company's purchase of the Membership. The Company believes that the terms for the purchase of the Membership were no less favorable to the Company than the terms that were obtainable in an arm's-length transaction with an independent third party.

   During 1999, prior to the sale date, RGI permitted the Company to use the Business Jet for Company-related business under an arrangement pursuant to which an affiliate of Mafco Holdings, acting on behalf of the Business Jet lessee, charged a Company subsidiary for certain expenses related to the use of the Business Jet. The amount paid for such expenses during such period was $3,253. The Company believes that the amount charged was no less favorable to the Company than the terms that were obtainable in an arm's length transaction with an independent third party.

   Tax Sharing Agreement. Prior to the Merger Date, for federal income tax purposes, California Federal, First Nationwide Holdings and Mafco Holdings were parties to a tax sharing agreement effective as of January 1, 1994 (the "Tax Sharing Agreement") pursuant to which (i) California Federal paid to First Nationwide Holdings amounts equal to the income taxes that California Federal would have been required to pay if it were to file a return separately from the affiliated group of which Mafco Holdings was the common parent (the "Mafco Group") and (ii) First Nationwide Holdings paid to Mafco Holdings amounts equal to the income taxes that First Nationwide Holdings would have been required to pay if it were to file a consolidated return on behalf of itself and California Federal separately from the Mafco Group. The Tax Sharing Agreement allowed California Federal to take into account, in determining its liability to First Nationwide Holdings, any net operating loss carryovers that it would have been entitled to utilize if it had filed separate returns for each year since the formation of California Federal. The Tax Sharing Agreement also allowed First Nationwide Holdings to take into account, in determining its liability to Mafco Holdings, any net operating losses that it would have been entitled to utilize if it had filed a consolidated return on behalf of itself and California Federal for each year since the formation of California Federal. Accordingly, pursuant to the Tax Sharing Agreement, the benefit of any net operating losses generated by California Federal since its formation were retained by California Federal and First Nationwide Holdings.

   In connection with Parent Holdings' merger with the Company, for any taxable period ending after September 11, 1998: (i) the Company replaced Mafco Holdings and assumed all of the rights and obligations of Mafco Holdings under the Tax Sharing Agreement with respect to such taxable periods; (ii) Golden State Holdings replaced First Nationwide Holdings under the Tax Sharing Agreement and assumed all of the rights and obligations of First Nationwide Holdings under the Tax Sharing Agreement with respect to such taxable periods; and (iii) California Federal continued to be bound by the Tax Sharing Agreement. Mafco Holdings continued to be bound for all obligations accruing for taxable periods on or prior to September 11, 1998.

   Under federal tax law, Parent Holdings, First Nationwide Holdings and California Federal are subject to several liability with respect to the consolidated federal income tax liabilities of the Mafco Group for any taxable period during which Parent Holdings, First Nationwide Holdings or California Federal was, as the case may be, a member of such group ("Consolidated Liabilities"). Therefore, Parent Holdings, First Nationwide Holdings or California Federal may be required to pay Mafco Holdings' consolidated federal tax liability notwithstanding prior payments made under the Tax Sharing Agreement by First Nationwide Holdings or California Federal to Mafco Holdings. Mafco Holdings has agreed, however, under the Tax Sharing Agreement, to indemnify First Nationwide Holdings and California Federal for any such federal income tax liability (and certain state and local tax liabilities) of Mafco Holdings or any of their subsidiaries (other than First Nationwide Holdings and California Federal) that First Nationwide Holdings or California Federal is actually required to pay.

   No amounts were paid in 1999 for Consolidated Liabilities by the Company, Golden State Holdings or California Federal.

Other Transactions

   Indebtedness of Management. Some of California Federal's executive officers, directors and members of their immediate families have engaged in loan transactions with California Federal. Such loans were made: (i) in the ordinary course of California Federal's business, (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions between California Federal and other persons and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

   Transactions with Directors. FGB Services Inc., a wholly owned subsidiary of the Company ("FGB") and Southwest Game Hunters, Inc., a company wholly owned by Director Rankin ("Southwest") are parties to a hunting camp sublease with an unaffiliated sublessor pursuant to which each pays an allocated portion, based upon the parties' estimated use, of the sublease payments directly to the sublessor. In 1999, FGB paid $57,104 of the $80,656 due in sublease payments. The Company pays for maintenance and operating expenses related to the facilities and other assets owned by the Company at the camp. In 1999, the Company also paid maintenance expenses in the amount of $3,582 that related to assets owned by Southwest, that are available for use by the Company.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors (the "Compensation Committee") has overall responsibility for reviewing and approving the compensation practices and policies of the Company. The Compensation Committee establishes compensation for the Chief Executive Officer and reviews and approves compensation for the other executive officers named in the Summary Compensation Table. The Compensation Committee is also responsible for administering the Executive Compensation Plan for all participants and the Golden State Bancorp Inc. Omnibus Stock Plan ("Omnibus Stock Plan") for all participants other than non-employee directors.

   The Compensation Committee consists of three directors who are not officers or employees of the Company, and all decisions in 1999 regarding the Chief Executive Officer and the other named executive officers were made by a subcommittee comprised solely of independent directors (also referred to herein as the "Compensation Committee").

Objectives

   The three major objectives of the Company's executive compensation policies are:

  . To retain executive officers by paying them competitively, motivating them to contribute to the Company's success and rewarding them for their performance,

  . To link a substantial part of each executive officer's compensation to the performance of both the Company and the individual officer and

  .  To encourage ownership of Company common stock by executive officers.

Overview of Compensation Philosophy

   The Company currently pays the executive officers: (a) annual compensation in the form of base salary and performance-based annual incentive awards and
(b) long-term compensation in the form of performance-based stock options, restricted stock and long-term incentive awards.

   Prior to September 1998, California Federal was a privately held bank that relied exclusively upon cash compensation to achieve its competitive objectives. Accordingly, California Federal paid base salaries and total cash compensation at higher levels than those of its competitors to offset the lack of stock compensation. In 1999, because of its publicly held status, the Company was able to consider other forms of executive compensation in an effort to move away from a strictly cash based compensation program and to control base salary costs. By exploring other forms of compensation, the Compensation Committee intended to use the Company's common stock to better align executives' pay with stockholder interests and to reflect the pay practices of other comparable publicly held financial institutions.

   In this regard, the Compensation Committee reviewed analyses of the different types of incentive and stock plans based upon a custom peer group of savings and loan institutions and commercial banks of comparable asset size to California Federal developed by an independent executive compensation consulting firm (the "Comparison Group"). Based upon the analyses and management's recommendation, the Compensation Committee developed the Omnibus Stock Plan and the Executive Compensation Plan, which were both approved at the Annual Meeting of Stockholders on May 17, 1999.

   Using the Omnibus Stock Plan and the Executive Compensation Plan, the Compensation Committee was able to adopt a compensation philosophy that relied less on base salary increases and cash bonuses and that emphasized performance-based and stock-based incentive awards as primary components of the executives' total compensation.

Executive Compensation

   Annual Compensation. The annual compensation paid to executive officers consists of a base salary and an annual incentive opportunity, designed to be competitive with the third quartile of total annual compensation paid by the Comparison Group for comparable positions.

   Base Salary. Individual base salaries for the named executive officers other than Mr. Ford are recommended by the Chief Executive Officer. The Compensation Committee approves the base salaries for these executive officers and sets Mr. Ford's salary. In approving the salaries, the Compensation Committee considers the market base salary for the experience, skills and knowledge required for the position and the capabilities of the individual executive officer as compared to the Comparison Group. The executives' salaries are reviewed and adjusted periodically based on a subjective evaluation of overall performance of the executive officer and base salary increases provided to executives at comparable financial institutions. To establish base salary levels for 1999, the Compensation Committee also evaluated California Federal's actual performance in 1998 and each executive officer's contribution to that performance. Each of the named executive officers has an employment agreement setting forth his base salary, which was approved by the Compensation Committee and which is described above in "Employment Contracts, Termination of Employment and Change in Control."

   Annual Incentive Awards. Annual incentive awards are governed by the Executive Compensation Plan and may be based upon the achievement of one or more performance measures. The Compensation Committee established 1999 annual incentive awards using target amounts based upon a percentage of base salary for each executive officer and a payout formula based upon the achievement of certain performance criteria designed to encourage profitable growth and cost management. The performance goals adopted by the Compensation Committee were the achievement by California Federal of (1) a certain level of pre-tax earnings and (2) a certain "Efficiency Ratio," calculated as non-interest expenses as a percentage of interest and non-interest income, which was used as an award modifier. The Compensation Committee believed that these performance measurements would serve the purpose of motivating the executives to achieve the profitability and cost-reduction goals established in connection with the California Federal and Glendale Federal merger. The payout formula provided for an initial award to be calculated as a percentage of the executive's target award based upon final pretax income. An award modifier was then calculated based on California Federal's actual Efficiency Ratio, and the final award was calculated by multiplying the initial award by the modifier. Based upon the actual performance results of $832.6 million in pre-tax income and an Efficiency Ratio of 48.3%, the Compensation Committee awarded to each named executive officer an annual incentive award consisting of cash as shown in the "Bonus" column and shares of restricted stock having the market value shown in the "Restricted Share Awards" column of the Summary Compensation Table. The Compensation Committee authorized payment of 30% of actual annual incentive awards in restricted stock to enhance the alignment of management and shareholder interests and to improve the retention characteristics of the plan.

   Long-Term Performance-Based Compensation. Under the Omnibus Stock Plan and Executive Compensation Plan, the Compensation Committee granted stock options and long-term incentive awards to executive officers designed to provide total compensation in the third quartile of the Comparison Group companies should Golden State achieve expected levels of financial and stock price performance.

   Stock Options. Subject to the terms of the Omnibus Stock Plan, the Compensation Committee has the authority to determine which persons receive awards and to prescribe the terms and conditions of the awards. In 1999, the Compensation Committee granted stock options to senior officers of the Company and California Federal, including the named executive officers as set forth in the above table captioned "Option/SAR Grants in 1999." No stock options were awarded to consultants. To determine the 1999 awards for the named executive officers, the Compensation Committee considered recommendations from management and reviewed certain long-term incentive compensation information for comparable positions at Comparison Group companies. The Compensation Committee also included a three-year vesting period in the awards designed to encourage executive officers to remain with the Company for a period of years.

   Long-Term Incentive Plans. Under the Executive Compensation Plan, the Compensation Committee may implement long-term incentive plans based upon one or more performance criteria. In 1999, the Compensation Committee implemented a long-term incentive plan based solely on the performance of the Company's common stock over a three year period commencing January 1, 1999 and ending December 31, 2001 (the "1999 LTIP Plan"). Payments under the 1999 LTIP Plan, if any, will be determined using (a) individual target awards established as a percentage of the executives' base salary as provided in the plan and (b) an award payout formula based on the stock price performance measured by the average closing stock price over the last thirty trading days in 2001. Payments will be made in 2002 in a multiple or fraction of the target awards depending upon the actual stock performance. For example, if the stock price achieves a 15% annualized return over the performance period ($35 per share), the target award will be paid to participants. If the stock price achieves a 20% annualized return ($40 per share), the maximum award will be paid. However, no award will be paid if the annualized rate of return is less than 12% ($32 per share). Hypothetical awards for each executive are shown in the above table captioned "Long-Term Incentive Plans--Awards in 1999." As provided in the Executive Compensation Plan, the Compensation Committee may pay up to 50% of each award earned under the plan in restricted shares of common stock.

   Other Compensation. Executive officers receive various perquisites and participate in California Federal's 401(k) qualified deferred compensation plan ("401(k) Plan") and welfare benefit plans generally available to California Federal's employees. Executive officers also participate in a nonqualified deferred compensation plan intended only to offset the impact of Internal Revenue Service limitations on the amount of compensation that can be deferred under the qualified 401(k) Plan. In general, the benefit program is intended to provide benefits that are competitive with the level of benefits made available to executive officers of Comparison Group companies.

Chief Executive Officer

   The general policies described above for the executive officers also apply to the compensation recommendations made by the Compensation Committee with respect to the 1999 compensation of Mr. Ford. Mr. Ford's 1999 base salary was paid in accordance with an employment agreement with California Federal and a consultant agreement with GS Management. The Compensation Committee also approved a new employment agreement that commenced on January 1, 2000 which consolidated his 1999 agreement and consultant agreement, all as described in "Employment Contracts, Termination of Employment and Change in Control." The new employment agreement includes an adjustment to Mr. Ford's base salary in 2000 to comply with the tax deductibility standards under Internal Revenue Code (S)162(m).

   Mr. Ford's annual incentive award was determined by the Compensation Committee as described above in the section captioned "Executive Compensation." Based upon the achievement of the performance goals, the Compensation Committee awarded annual incentive compensation for 1999 to Mr. Ford in the total amount of $1,965,590, comprised of $1,375,913 in cash and $589,677 in 42,120 shares of restricted stock, as shown in the Summary Compensation Table. During 1999, the Compensation Committee also approved a grant of 225,000 stock options with an exercise price equal to the fair market value of Golden State's common stock on the date of grant as shown in the table captioned "Stock Option/SAR Grants." In determining the size of the stock option grant, the Compensation Committee considered the same issues and competitive market that were used in determining stock option grants for the other executive officers. The Compensation Committee believes that Mr. Ford's leadership of the Company during 1999, including without limitation, the integration of the California Federal and Glendale Federal institutions, has enabled the Company to develop a strong franchise with consistent financial results and financial discipline, and these compensation decisions were made in recognition of the Company's and its subsidiaries' performance.

Tax Deductibility

   As a result of amendments to the Internal Revenue Code (the "Code") enacted in 1993, a publicly-held company, such as Golden State, is limited to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to each of its chief executive officer and the four highest compensated executive officers (other than its chief executive officer) determined at the end of each year. However, performance-based compensation established by an independent committee and based on performance goals and a maximum compensation amount, which have been disclosed to and approved by stockholders, is excluded from this limitation. Management believes that compensation payable under the Executive Compensation Plan and the Omnibus Stock Plan will be deemed to be performance-based compensation within the meaning of the Code.

Members of the Compensation Committee

Paul M. Bass, Jr., Chairman
George W. Bramblett, Jr.
John F. King

                         STOCK PRICE PERFORMANCE GRAPH

   The Stock Price Performance Graph below (the "Graph") compares the cumulative total returns of the Company, the S&P 500 Index and the Keefe, Bruyette & Woods Inc. Index of 50 commercial, regional and savings banks (the "KBW 50").

   The Graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

                   COMPARISON OF CUMULATIVE TOTAL RETURN OF
                     COMPANY, PEER GROUP AND BROAD MARKET

                             [GRAPH APPEARS HERE]

                         12/31/94 6/30/95 12/31/95 6/30/96 12/31/96 6/30/97 12/31/97 6/30/98 12/31/98 6/30/99 12/31/99
                         -------- ------- -------- ------- -------- ------- -------- ------- -------- ------- --------
Golden State............  100.00  129.87   183.12  188.31   241.56  271.43   388.95  309.09   172.73  233.77   179.22
S&P 500(1)..............  100.00  120.21   137.58  151.47   169.17  204.03   225.61  265.57   290.09  326.01   351.13
KBW50(2)................  100.00  129.60   160.16  177.96   226.56  272.39   331.21  369.77   358.63  395.03   346.18

--------
(1) Total Stockholder Return assumes reinvestment of dividends. Data provided by Standard & Poor's CompuStat.
(2) The KBW 50 Index represents major commercial, regional and savings banks as compiled by Keefe, Bruyette & Woods Inc.

       PROPOSAL TWO--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors has selected KPMG LLP to serve as the Company's independent auditors for the year ending December 31, 2000 and to audit the books and accounts of the Company for that year. It is expected that one or more representatives of KPMG LLP will attend the Annual Meeting. Such representatives will be given an opportunity to make a statement at the Annual Meeting, if they so desire, and are expected to be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2000.

                                OTHER BUSINESS

   The Board of Directors does not know of any other business to be presented for action at the Annual Meeting. If any other business is properly presented at the Annual Meeting, shares represented by the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein. Golden State's Bylaws require that, in order to be considered, any new business to be taken up at the Annual Meeting shall be stated in writing and filed with the Secretary of Golden State not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting in the manner provided in the Bylaws of Golden State.

                             STOCKHOLDER PROPOSALS

   Any stockholder wishing to have a proposal considered for inclusion in the Board of Directors' proxy solicitation materials for the 2001 Annual Meeting must, in addition to other applicable requirements, set forth such proposal in writing and file it with the Secretary of Golden State on or before December 11, 2000. The Board of Directors will review any proposals from stockholders received by that date and will determine whether applicable requirements have been met for inclusion of any such proposals in such 2001 Annual Meeting proxy solicitation materials. Any stockholder wishing to have a proposal considered for the 2001 Annual Meeting but who does not submit the proposal for inclusion in the Board of Directors' proxy must submit the proposal as set forth above no earlier than January 16, 2001 and no later than February 14, 2001. In addition, if Golden State does not receive notice of such proposal by February 14, 2001 or if such notice does not conform to applicable Securities and Exchange Commission requirements and the Company Bylaws, the persons named as proxies in the proxy materials relating to the 2001 Annual Meeting will use their discretion in voting the proxies when such proposal is raised at the meeting.

                            ADDITIONAL INFORMATION

   The Summary Annual Report and the Annual Report on Form 10-K for the year ended December 31, 1999 accompany this proxy statement. The Company will furnish a copy of the Form 10-K without charge upon the written request of any stockholder solicited hereby who has not received a copy thereof. The Company will also furnish to any such stockholder a copy of the exhibits to the Form 10-K upon written request and payment of a copying charge. Requests should be addressed to Frederick Cannon, Director of Investor Relations, Golden State Bancorp Inc., 135 Main Street, 20th Floor, San Francisco, California 94105.

                                          By order of the Board of Directors

                                          /s/ Vanessa L. Washington
                                          Vanessa L. Washington
                                          Secretary

April 7, 2000

                         Please mark your votes as indicated in this example [X]

1. ELECTION OF DIRECTORS

     FOR all nominees listed to the right (except as marked to the contrary) [ ]

     WITHHOLD AUTHORITY to vote for all nominees listed to the right         [ ]

NOMINEES: Paul M. Bass, Jr., George W. Bramblett, Jr., John F. Kooken, Thomas S. Sayles and Carl B. Webb

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space below).

-----------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP as Golden State's independent auditors for the fiscal year ending December 31, 2000.

     FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                                             I Plan to Attend Meeting        [ ]

When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign partnership name by authorized person.

Whether or not you plan to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

Dated:                             , 2000
      -----------------------------

-----------------------------------------
(Signature of Stockholder)

-----------------------------------------
(Signature(s) of Additional Stockholder(s))

Please sign your name exactly as it appears hereon, date and return this proxy in the reply envelope provided. If you receive more than one proxy card, please sign and return all proxy cards received.
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


                    YOUR VOTE IS IMPORTANT TO GOLDEN STATE


                     PLEASE SIGN AND RETURN YOUR PROXY BY
                   TEARING OFF THE TOP PORTION OF THIS SHEET
            AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

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REVOCABLE PROXY

                           GOLDEN STATE BANCORP INC.
               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                           DIRECTORS OF GOLDEN STATE

     The undersigned hereby appoints Gerald J. Ford, Carl B. Webb and Richard H. Terzian, or any of them, each with full power of substitution, as the lawful proxies of the undersigned, and hereby authorizes them to represent and to vote as designated on the reverse side all shares of the common stock of Golden State Bancorp Inc. ("Golden State") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Golden State to be held on May 15, 2000 and at any postponement or adjournment thereof. Said proxies are hereby granted discretionary authority to cumulate votes in the election of directors referred to on the reverse side.

IMPORTANT--PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.


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REVOCABLE PROXY
                           GOLDEN STATE BANCORP INC

     The undersigned hereby appoints Gerald J. Ford, Carl B. Webb and Richard H. Terzian, or any of them, each with full power of substitution, as the lawful proxies of the undersigned, and hereby authorizes them to represent and to vote as designated below all shares of the common stock of Golden State Bancorp Inc. ("Golden State") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Golden State to be held on May 15, 2000 and at any postponement or adjournment thereof. Said proxies are hereby granted discretionary authority to cumulate votes in the election of directors referred to on the reverse side.

1.   ELECTION OF DIRECTORS
          NOMINEES: Paul M. Bass, Jr., George W. Bramblett, Jr., John F. Kooken,
                    Thomas S. Sayles and Carl B. Webb

        [_] FOR all nominees listed above      [_] WITHHOLD AUTHORITY
            (except as marked to the               to vote for all nominees
             contrary below)                       listed above

   (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space below).

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2.   PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP as Golden State's
     independent auditors for the fiscal year ending December 31, 2000.

          [_] FOR      [_] AGAINST      [_] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

      IMPORTANT--PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY

                                                       (Continued on other side)

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 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GOLDEN STATE.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

     When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign partnership name by authorized person.

     Whether or not you plan to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.


                                     Dated:                               , 2000
                                           -------------------------------


                                     -------------------------------------------
                                     (Signature of Stockholder)


                                     -------------------------------------------
                                     (Signature(s) of Additional Stockholder(s))

                                     Please sign your name exactly as it appears hereon, date and return this proxy in the reply envelope provided. If you receive more than one proxy card, please sign and return all proxy cards received.

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

                                                                                                                   Please mark
                                                                                                                   your vote as  [X]
                                                                                                                   indicated in
                                                                                                                   this example

                                                                                                               FOR  AGAINST  ABSTAIN
1. ELECTION OF DIRECTORS                                    2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP  [_]    [_]      [_]
NOMINEES: Paul M. Bass, Jr., George W. Bramblett, Jr.,         as Golden State's independent auditors for the
          John F. Kooken, Thomas S. Sayles and Carl B. Webb    fiscal year ending December 31, 2000.

 FOR all nominees listed         WITHHOLD AUTHORITY         3. In their discretion, the Proxies are authorized to vote upon such
 above (except as marked      to vote for all nominees         other business as may properly come before the meeting or any
 to the contrary below)             listed above               adjournment thereof.

          [_]                            [_]

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space below).

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                                                                                  THESE VOTING INSTRUCTIONS ARE BEING SOLICITED ON
                                                                      -------     BEHALF OF THE BOARD OF DIRECTORS OF GOLDEN STATE.
                                                                             |
                                                                             |        PLEASE DATE AND SIGN EXACTLY AS YOUR NAME
                                                                                  APPEARS HEREON AND RETURN IN THE ENCLOSED
                                                                                  ENVELOPE. YOUR SHARES WILL BE VOTED ACCORDING TO
                                                                                  YOUR INSTRUCTIONS. IF YOUR INSTRUCTIONS ARE
                                                                                  RETURNED SIGNED WITH NO VOTING INSTRUCTIONS, YOUR
                                                                                  SHARES WILL BE VOTED FOR THE ELECTION OF EACH
                                                                                  DIRECTOR NOMINEE LISTED AND FOR PROPOSAL 2.

                                                                                  Dated: _____________________________________, 2000

                                                                                  __________________________________________________
                                                                                  (Please sign EXACTLY as your name appears hereon).
                                                                                  When signing as attorney, executor, administrator,
                                                                                  trustee or guardian, please give full title as
                                                                                  such.

                                                                                         SIGN AND DATE ON THE REVERSE SIDE
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
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CONFIDENTIAL VOTING INSTRUCTIONS

                           GOLDEN STATE BANCORP INC.
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2000

TO: CG TRUST COMPANY AS TRUSTEE UNDER THE GLENDALE FEDERAL BANK SHELTERED PAY PLAN (THE "PLAN")

     I hereby instruct the Trustee to vote (in person or by proxy) all the shares of Golden State Bancorp Inc. ("Golden State") Common Stock which are credited to my account under the Plan on March 27, 2000, at the Annual Meeting of Stockholders of Golden State on May 15, 2000, and any postponement or adjournment thereof, on the following matters, as provided in the proxy statement, and in its discretion upon any other matter which may properly come before the meeting or any adjournment thereof. The above Trustee is hereby authorized to cumulate votes in the election of directors referred to on the reverse side.

                           (Continued on other side)



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